AGREEMENT

This Agreement is entered into on the 30th day of June, 2005, by and between BUSINESSTALKRADIO.NET, INC., a Delaware Corporation doing business in the State of Connecticut and having a principal place of business located at 1490 Dayton Avenue, Greenwich, CT 06830 (hereinafter "BTR") and The Money Channel, a Florida Corporation located at 600 W. Hillsboro, Suite 210, Deerfield Beach, FL, 33441, (hereinafter "MCH").

WHEREAS, BTR is a corporation involved in the dissemination of radio programs and advertising through a system of broadcast affiliates; and

WHEREAS, MCH produces a radio program and is desirous of engaging BTR to disseminate same;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1. **Term.** This Agreement shall be for a period of twelve (12) months beginning on July 5, 2005 and ending June 30, 2006 unless extended or terminated as provided for herein.
2. **Independent Contractor.** MCH, its employees, agents, and principals are not employees of BTR. MCH is an independent contractor to BTR and retains the right to run its operation as it sees fit in fulfilling the undertakings provided for herein. MCH is responsible for its own employees, agents and principals and the payment of their wages and any and all payroll, payroll taxes, mandatory insurance and benefits including but not limited to workers compensation insurance, FICA and lawfully mandated employers contributions to same.
3. **Responsibilities of BTR.** BTR shall provide affiliation functions related to the programming developed under this Agreement and shall support same with usual and customary marketing and promotional activity typically associated with such programming. BTR holds the right of final content approval of said program, MCH, as it relates to FCC rules and regulations and community standards. Notwithstanding, if a disagreement arises

concerning content and such disagreement cannot be resolved to mutual satisfaction, MCH has the right to give sixty (60) days cancellation of the contract; in such instance, no further monies will be due BTR at the end of that sixty (60) day period except that any fees due up until that date will still be paid by MCH.

4. **Responsibilities of MCH.** MCH is responsible to provide production functions up to the point of delivering the programming product to BTR's production facility as reasonably directed by BTR, including providing and maintaining necessary equipment, telephone lines, and the like, necessary for physical delivery of the programming product electronically or otherwise for broadcast Monday – Friday, from 9 A.M. to Noon Eastern Standard Time.

5. **Fees.** MCH shall be entitled to sell three (3) national minutes in each hour of broadcast, for a total of nine (9) minutes to advertisers upon this agreement. If for any reason MCH or BTR need share a national avail, revenues for this unit will be split 50/50 between host and network. From July 5 – July 29, 2005, the monthly fee shall be $20,000. From August 1-31, 2005 the monthly fee shall be $21,000. Effective September 1, 2005, and for the remainder of the agreement, the monthly fee shall be $22,000. Each monthly fee is due by the 1st day of each month MCH is aired. For clarification purposes, the fees are as follows:

   9-11 A.M. - $17,000 per month, 11 A.M. – Noon - $5,000 per month. A $2,500 deposit will be paid to BTR upon execution of this agreement and allocated toward the 11 A.M. – Noon hour. If any payment is not received by the 7th day of the month, BTR shall have the right to cease broadcast of the product, declare a breach of this agreement and file appropriate conditions to MCH. Nothing contained herein shall bar BTR from bringing an action against MCH for its damages based on monthly payments contained in program.

6. **Discounts.** MCH shall be entitled to a 5% discount on the fees due hereunder if payment of 50% or more of the annual fees is made on or before due date. In such event a recalculated payment schedule will be executed by the parties and added as an addendum hereto.

7. **Limited License.** MCH grants to BTR a limited license to use MCH's name and mark including any proprietary identification of MCH, its host or participants in the production product for use on its website and in promotional materials for the purpose of marketing the product or in connection with any other BTR programming. This limited license shall extend to BTR's affiliates with any other BTR programming, with prior approval by MCH which shall not be unreasonably withheld.

8. **Specific Performance.** The parties agree that any failure of MCH to deliver the programming product to BTR or any other breach of this Agreement by MCH shall cause BTR irreparable injury that cannot be properly addressed by monetary damages. Therefore the parties agree that in the event of a breach of this Agreement by MCH, BTR shall have the right to apply to any court of competent jurisdiction for injunctive relief and shall be entitled to specific performance of this Agreement.

9. **Indemnification.** MCH and BTR shall indemnify and hold harmless each other, its affiliates, agents, heirs and assigns, from and against any claims, losses, costs, damages and expenses of any nature resulting from or arising in connection with any delinquent, reckless, intentional, negligent or malicious acts in the performance of the programming product under this agreement.

10. **Delivery Responsibility.** After receipt from MCH, BTR shall be responsible, at its costs and expense, for delivery via satellite of the programming product to BTR's affiliates.

11. **Affiliations.** BTR may offer the programming product to radio stations licensed to broadcast in other metropolitan areas or communities. BTR will assure that its affiliated stations agree to broadcast the programming product in its entirety, without editing, delaying, adding or subtracting to the program without prior approval. All affiliates will be offered the programming product and will be given written notice of the programming schedule thirty (30) days prior to the first airdate, when applicable. Because of the nature of the show, BTR cannot guarantee that all affiliates currently broadcasting the Monday – Friday, 9 A.M. to Noon EST programming delivered by BTR will accept the MCH programming product on

the commencement date. MCH agrees that, after the termination date hereof, it will not permit its programming product to be broadcast by any radio station that is a BTR affiliate at the commencement date of this Agreement or that becomes a BTR affiliate during the term of this Agreement for a period of twelve (12) months after the termination of this Agreement. Any radio station that was compensated directly or indirectly by MCH during the term of this contract would be exempted from this prohibition.

12. **Commercial Allowance.** MCH will prepare a demo & media relations kit with BTR logo. Commercials will be cleared during such time the MCH programming product is aired through on-air programming.
13. **Termination.** BTR may terminate this agreement upon sixty (60) days prior written notice; MCH may terminate this agreement upon sixty (60) days prior written notice.
14. **Renewal.** This Agreement shall automatically renew upon the same terms and conditions unless either party provides written notice of termination to the other at least sixty (60) days prior to the anniversary date hereof. All broadcast rates are to remain as set forth for the term of the contract but subject to increase/change after the term of the agreement upon specifications by BTR and approval by MCH.
15. **Miscellaneous.**
    a. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.
    b. This Agreement constitutes the entire agreement between the parties, and no modification hereof shall be recognized or deemed effective or enforceable unless same is in writing and is signed by both of the parties, or their assignees, hereto.
    c. The provisions of this Agreement are independent of and are separable from each other. In the event any provision of this Agreement, which is judicially declared to be invalid or unenforceable, such provision or provisions shall be invalid or unenforceable without invalidating or rendering unenforceable the remaining provisions hereof.

d. Neither failure nor any delay on the part of either party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude or be deemed a waiver of any other or further exercise of the same or of any other right, remedy, power or privilege.

e. In the event of a dispute between the parties arising in relation to enforcement of the terms and conditions of this Agreement, the party prevailing in any court of law shall have the right to obtain from the non-prevailing party reimbursement for the reasonable value of the legal fees and costs incurred by the prevailing party in obtaining such judicial relief.

f. MCH, its agents, employees and principals shall not announce any scheduling changes or other matters involving BTR on air or otherwise until such time as BTR has authorized such announcement.

16. **Governing Law.** This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without reference to principles of conflicts of laws.

17. **Resolution of disputes.** The Parties submit to the jurisdiction of the United States District Court for the state of Delaware with respect to the resolution of any and all disputes related to or arising under this Agreement.

18. **Notices.** Any notice given to a party to this Agreement shall be in writing and shall be deemed to have been given when delivered personally, or by a nationally known express mail service, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed as set forth below, or to such business address as may be subsequently provided:

If to BTR: Michael L. Metter
Business Talk Radio Network™
1490 Dayton Avenue
Greenwich, CT 06830

If to MCH: Steve Crowley
The Money Channel
600 W. Hillsboro
Suite 210
Deerfield Beach, FL 33441

19. **Headings.** The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20. **Counterparts.** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first written above.

ATTEST: BUSINESSTALK RADIO, INC.

Lindsey Romeo By: Jeff Weber

ATTEST: THE MONEY CHANNEL, INC.

Sallie H. Fisher By: Steve Crowley, CEO

Steve Crowley

Chairman and CEO